TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

87CB67E24D

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

Lucky Coffee Inc.

BVI COMPANY NUMBER **1948171**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 16th day of June, 2017 has changed its name to

Luckin Coffee Inc.

this 19th day of September, 2017.

REGISTRAR OF CORPORATE AFFAIRS · FSC · BVI FINANCIAL SERVICES COMMISSION

for **REGISTRAR OF CORPORATE AFFAIRS**
19th day of September, 2017